Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter and Year Ended December 31, 2018

Mifflintown, PA, Feb. 08, 2019 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced that Juniata’s net income for the year ended December 31, 2018, was $5,498,000, a 21.2% increase from net income of $4,537,000 for 2017. Earnings per share for 2018 were $1.10, compared to $0.95 in 2017. For the fourth quarter of 2018, net income was $1,217,000, an increase of $639,000 compared to net income of $578,000 in the fourth quarter of 2017. Earnings per share were $0.24 in the fourth quarter of 2018, compared to $0.12 in the fourth quarter of 2017.

President and Chief Executive Officer, Marcie A. Barber stated, “2018 surpassed our expectations for continued strong earnings in all of our core banking areas. We completed Phase II of a strategic effort to de-risk a legacy benefit plan, moving us one step closer to the permanent elimination of related non-interest expense. Our successful acquisition and integration of Liverpool Community Bank (“Liverpool”) contributed to 2018 earnings; we anticipate further growth in assets and revenues from this acquisition in the coming year. Our efforts to connect with our customers and communities will be expanded in 2019, an outreach we anticipate will grow our customer base and deepen relationships.”

Excluding the impact of the items described below, for the year ended December 31, 2018, adjusted net income was $6,024,000, an increase of 14.7% over adjusted net income for the year ended December 31, 2017. Adjusted net income for the fourth quarter of 2018 was $1,254,000 compared to $1,294,000 in the fourth quarter of 2017. Adjusted earnings per share for the year ended December 31 increased by 10.0%, from $1.10 in 2017 to $1.21 in 2018.

Comparability of the results of operations for the three and twelve month periods ended December 31, 2018 and December 31, 2017 was materially impacted by the following events that occurred in 2018 and 2017.

•	On April 30, 2018, Juniata acquired the remaining shares of Liverpool and Liverpool merged with and into Juniata’s wholly-owned subsidiary, The Juniata Valley Bank. Prior to April 30, 2018, Juniata owned 39.16% of the outstanding common stock of Liverpool and recorded its share of Liverpool’s earnings as “income from unconsolidated subsidiary” using the equity method of accounting. In conjunction with the acquisition, Juniata incurred $259,000 and $884,000 in merger-related expenses in the acquisition of Liverpool during the three and twelve months ended December 31, 2018, respectively. During the three and twelve months ended December 31, 2017, Juniata incurred merger-related expenses of $13,000. Since Juniata accounted for its investment in Liverpool using the equity method, 39.16% of Liverpool’s merger-related expenses incurred in the three and twelve months ended December 31, 2017 reduced Juniata’s non-interest income by $33,000. Additionally, an adjustment to the carrying value of Juniata’s previous 39.16% ownership of Liverpool at April 30, 2018 resulted in a recorded pre-tax net gain of $215,000 during the twelve months ended December 31, 2018.

•	In 2017, Juniata initiated a strategy to reduce the liability associated with its frozen legacy defined benefit pension plan. The first step of the initiative consisted of the purchase of a single premium group annuity for a group of Juniata’s retirees, transferring the associated pension liability to the issuer of the annuity. This step reduced Juniata’s overall pension liability by approximately 12%, which resulted in a pre-tax charge to earnings of $377,000 in 2017. In 2018, Juniata completed the second step of the strategy to reduce the liability associated with its defined benefit pension plan by making a lump sum payment offer to a small group of terminated vested participants in Juniata’s defined benefit plan. This step further reduced Juniata’s remaining pension liability by approximately 9%, which resulted in a pre-tax charge to earnings of $210,000 in the twelve months ended December 31, 2018. The pre-tax charges represent a further acceleration of pension expenses that would otherwise have impacted Juniata’s future earnings.

•	The enactment of the Tax Cuts and Jobs Act (“TCJA”) at the end of 2017, while expected to provide tax savings to Juniata in future periods, resulted in write-downs of Juniata’s and Liverpool’s net deferred tax assets in 2017, which were previously valued based upon the projection of a 34% future tax benefit. As a result, a non-cash charge of $416,000 was included in the provision for income taxes at Juniata as was a similar non-cash charge at Liverpool, resulting in a $32,000 decline in Juniata’s non-interest income in the in the three and twelve months ended December 31, 2017 due to Juniata’s previous 39.16% ownership in Liverpool. In 2018, the value of the Juniata’s deferred tax asset was adjusted again, due primarily to a defined benefit contribution applied to the prior tax year. The adjustment resulted in a decrease in tax expense of $168,000.

In order to provide meaningful performance comparisons between the years and quarters ended December 31, 2018 and December 31, 2017, respectively, Juniata believes it is appropriate to segregate and exclude the impact of the items described above in order to present comparative results of Juniata’s business during these periods. The discussion of “adjusted” measures in this release excludes those items and, as a result, contains non-GAAP financial measures, which are reconciled to GAAP financial measures in supplemental tables presented below.

For 2018, return on average assets and return on average equity were 0.89% and 8.81%, respectively. On an adjusted basis, return on average assets was 0.98% in 2018 as compared to 0.88% in 2017 and return on average equity was 9.65% and 8.77% in 2018 and 2017, respectively.

Net interest income increased for the year ended December 31, 2018 increased by $1,497,000, or 8.1%, when compared to 2017, as average earning assets were $19.9 million, or 3.6% higher in 2018. A continued focus on lending, along with the addition of Liverpool’s loan portfolio, contributed to a $24.0 million, or 6.2%, increase in average total loans in 2018.

Non-interest income was $5,027,000 in 2018 versus $5,292,000 in 2017. Excluding the items discussed previously, adjusted non-interest income declined by $545,000. Contributing to the decline was a recorded net loss on sales and calls of securities of $188,000 in 2018 compared to a net gain from sales and calls of securities of $512,000 in 2017. The repositioning of the investment portfolio in 2018 was a strategic initiative undertaken to improve the yield on the portfolio for a greater future return. Income from mortgage banking also declined in 2018 compared to 2017 as Juniata continued its strategic shift in focus to a new mortgage product, which increased fees derived from loan activity during the period. In addition to the increase in fees from the aforementioned new mortgage product, partially offsetting the decline in mortgage banking income was a 14.3% increase in debit card fee income in 2018 compared to the prior year.

Non-interest expense was $19,461,000 in 2018 versus $17,775,000 in 2017, an increase of $1,686,000. Excluding the impact of the non-interest expense items discussed above, non-interest expense increased by $982,000 in 2018, primarily due to Juniata’s growth due to the Liverpool acquisition.

Income tax was positively impacted by the TCJA in 2018 compared to 2017. Excluding the aforementioned adjustments, the effective rate for 2018 was 15.6% before a tax credit of $901,000 was applied, compared to 2017’s effective tax rate of 24.4% before a tax benefit of $722,000.

For the fourth quarter of 2018, return on average assets and return on average equity were 0.79% and 7.48%, respectively. On an adjusted basis, return on average assets was 0.81% and 0.87% in the fourth quarters of 2018 and 2017, respectively, and adjusted return on average equity was 7.71% and 8.64% in the fourth quarters of 2018 and 2017, respectively.

Net interest income increased in the fourth quarter of 2018 by $517,000 when compared to the fourth quarter of 2017, primarily due to higher average loan balances resulting in greater interest income, which was partially offset by higher funding costs.

Comparing the fourth quarter of 2018 to the fourth quarter of 2017, non-interest income declined by $85,000, principally due to a difference of $175,000 in net security losses, which were offset by increases of 15.2% in debit card fee income and 77.9% in fees derived from loan activity.

Total assets at December 31, 2018 were $624,830,000, an increase of 5.6% compared to December 31, 2017. During 2018, loan balances averaged $409,362,000 compared to average loan balances in 2017 of $385,411,000, an increase of 6.2%. Average deposit balances increased by 3.5% in 2018 as compared to 2017.

On January 15, 2019, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on March 1, 2019 to shareholders of record on February 18, 2019.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with sixteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

Non-GAAP Financial Measures and Key Performance Indicators

We use non-GAAP financial measures, such as adjusted net income, adjusted earnings per share (diluted), adjusted return on average assets, adjusted return on average equity, adjusted non-interest income and adjusted non-interest expense to provide information useful to investors in understanding our adjusted performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to our business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to measure their performance and trends.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In the event of disclosure or release of non-GAAP financial measures, the Securities and Exchange Commission’s (“SEC”) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP (included in the tables at the end of this release).

In order to assess and better understand our underlying business performance and trends, Juniata’s non-GAAP adjustments exclude merger expenses from non-interest expense. Merger expenses consist principally of expenses required to satisfy contractual obligations of the acquired entity triggered by the transaction, costs required to convert and consolidate the acquired entity’s records, systems and data onto our platforms and professional fees related to the transaction. Merger expenses are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

In addition, when assessing performance and trends, Juniata’s management excludes the impact of settlement charges associated with the process of reducing the risk associated with the unfunded pension obligation related to the Juniata’s defined benefit plan, gains from life insurance proceeds and the one-time adjustment to the net deferred tax assets as a result of the Tax Cuts and Jobs Act. These costs are each unusual and infrequent and can vary significantly in size when incurred, such that the comparability of relevant periods can be affected because results of the affected periods can be distorted, either positively or negatively.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	December 31,
	2018	2017
ASSETS	(Unaudited)
Cash and due from banks	$15,617	$9,839
Interest bearing deposits with banks	110	58
Federal funds sold	729	-
Cash and cash equivalents	16,456	9,897

Interest bearing time deposits with banks	3,290	350
Equity securities	1,118
Securities available for sale	141,953	153,824
Restricted investment in bank stock	2,441	3,104
Investment in unconsolidated subsidiary	-	4,812
Total loans	417,631	383,904
Less: Allowance for loan losses	(3,034)	(2,939)
Total loans, net of allowance for loan losses	414,597	380,965
Premises and equipment, net	8,744	8,887
Other real estate owned	744	355
Bank owned life insurance and annuities	15,938	14,972
Investment in low income housing partnerships	4,545	5,245
Core deposit and other intangible	405	195
Goodwill	9,139	5,448
Mortgage servicing rights	200	225
Accrued interest receivable and other assets	5,260	3,666
Total assets	$624,830	$591,945

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$126,057	$115,911
Interest bearing	395,665	361,757
Total deposits	521,722	477,668

Securities sold under agreements to repurchase	2,911	9,769
Short-term borrowings	11,600	12,000
Long-term debt	15,000	25,000
Other interest bearing liabilities	1,596	1,593
Accrued interest payable and other liabilities	5,029	6,528
Total liabilities	557,858	532,558
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share: Authorized 20,000,000 shares
Issued -
5,134,249 shares at December 31, 2018;
4,811,611 shares at December 31, 2017;
Outstanding -
5,092,048 shares at December 31, 2018;
4,767,656 shares at December 31, 2017;	5,134	4,811
Surplus	24,821	18,565
Retained earnings	42,119	40,876
Accumulated other comprehensive loss	(4,299)	(4,034)
Cost of common stock in Treasury:
42,201 shares at December 31, 2018;
43,955 shares at December 31, 2017;	(803)	(831)
Total stockholders' equity	66,972	59,387
Total liabilities and stockholders' equity	$624,830	$591,945

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
(Unaudited, in thousands, except share and per share data)	December 31,		December 31,
	2018	2017	2018	2017
Interest income:	(Unaudited)		(Unaudited)
Loans, including fees	$5,238	$4,514	$20,060	$18,005
Taxable securities	752	760	3,040	2,888
Tax-exempt securities	94	111	393	451
Other interest income	55	10	158	30
Total interest income	6,139	5,395	23,651	21,374
Interest expense:
Deposits	890	574	3,068	2,129
Securities sold under agreements to repurchase	13	14	62	31
Short-term borrowings	26	83	190	295
Long-term debt	61	95	276	369
Other interest bearing liabilities	11	8	39	31
Total interest expense	1,001	774	3,635	2,855
Net interest income	5,138	4,621	20,016	18,519
Provision for loan losses	106	50	337	439
Net interest income after provision for loan losses	5,032	4,571	19,679	18,080
Non-interest income:
Customer service fees	468	445	1,779	1,747
Debit card fee income	341	296	1,280	1,120
Earnings on bank-owned life insurance and annuities	86	83	352	352
Trust fees	114	122	430	446
Commissions from sales of non-deposit products	57	33	259	173
Income from unconsolidated subsidiary	-	13	296	167
Fees derived from loan activity	153	86	416	267
Mortgage banking income	17	44	70	214
(Loss) gain on sales and calls of securities	(173)	2	(188)	512
Change in value of equity securities	(43)	-	(1)	-
Other non-interest income	96	77	334	294
Total non-interest income	1,116	1,201	5,027	5,292
Non-interest expense:
Employee compensation expense	2,105	1,833	7,822	7,159
Employee benefits	523	1,035	2,458	2,837
Occupancy	299	295	1,217	1,173
Equipment	211	207	818	711
Data processing expense	522	433	1,924	1,751
Director compensation	58	58	215	241
Professional fees	146	140	640	571
Taxes, other than income	89	110	498	463
FDIC Insurance premiums	66	84	274	334
Loss (gain) on sales of other real estate owned	2	18	(60)	(8)
Amortization of intangibles	25	15	79	67
Amortization of investment in low-income housing partnership	200	200	800	612
Merger and acquisition expense	259	13	884	13
Other non-interest expense	613	394	1,892	1,851
Total non-interest expense	5,118	4,835	19,461	17,775
Income before income taxes	1,030	937	5,245	5,597
Income tax (benefit) provision	(187)	359	(253)	1,060
Net income	$1,217	$578	$5,498	$4,537
Earnings per share
Basic	$0.24	$0.12	$1.10	$0.95
Diluted	$0.24	$0.12	$1.10	$0.95
Cash dividends declared per share	$0.22	$0.22	$0.88	$0.88
Weighted average basic shares outstanding	5,092,970	4,767,656	4,987,186	4,765,165
Weighted average diluted shares outstanding	5,117,684	4,783,699	5,009,484	4,775,505

GAAP to non-GAAP Reconciliation

(Dollars in thousands, except share data)

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted Net Income
Net income	$5,498	$4,537	$1,217	$578
Adjustments to reported net income to reconcile to non-
GAAP measure
Defined benefit plan settlement cost included in employee
benefits	210	377	-	377
Tax benefit of defined benefit plan settlement cost	(44)	(128)	-	(128)
Merger-related expense for JUVF	884	13	259	13
Merger-related expense included in income from
unconsolidated subsidiary	-	33	-	33
Tax benefit of all merger-related expenses	(186)	(16)	(54)	(16)
Merger-related net gain on carrying value of 39.16%
ownership in LCB	(215)	-	-	-
Tax expense of merger-related gains	45	-	-	-
Reduction in valuation of deferred tax assets included in
income from unconsolidated subsidiary	-	32	-	32
Tax benefit reduction in valuation of deferred tax assets
included in income from unconsolidated subsidiary	-	(11)	-	(11)
(Increase) reduction in valuation of deferred tax assets due
to TCJA	(168)	416	(168)	416
Total adjustments to reported net income to reconcile to non-
GAAP measure	526	716	37	716
Adjusted net income (non-GAAP)	$6,024	$5,253	$1,254	$1,294

Adjusted Earnings Per Share (Diluted)
Earnings per share (diluted)	$1.10	$0.95	$0.24	$0.12
Adjustments to reported diluted earnings per share to
reconcile to non-GAAP measure (tax-effected)
Defined benefit settlement cost (tax-effected)	0.03	0.05	-	0.05
Merger-related expenses (tax-effected)	0.14	0.01	0.04	0.01
Merger-related gains (tax-effected)	(0.03)	-	-	-
(Increase) reduction in valuation of deferred tax assets	(0.03)	0.09	(0.03)	0.09
Total adjustments to reported diluted earnings per share
to reconcile to non-GAAP measure (tax-effected)	0.11	0.15	0.01	0.15
Adjusted earnings per share (diluted) (non-GAAP)	$1.21	$1.10	$0.25	$0.27

Adjusted Return on Average Assets
Return on average assets	0.89%	0.76%	0.79%	0.39%
Total adjustments to reported net income to reconcile to
non-GAAP measure	0.09	0.12	0.02	0.48
Adjusted return on average assets	0.98%	0.88%	0.81%	0.87%

Adjusted Return on Average Equity
Return on average equity	8.81%	7.57%	7.48%	3.86%
Total adjustments to reported net income to reconcile to
non-GAAP measure	0.84	1.20	0.23	4.78
Adjusted return on average equity	9.65%	8.77%	7.71%	8.64%

GAAP to non-GAAP Reconciliation (continued)

(Dollars in thousands, except share data)

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted non-interest Income
Total noninterest income	$5,027	$5,292	$1,116	$1,201
Adjustments to reported noninterest income to reconcile to
non-GAAP measure
Merger-related expense included in income from
unconsolidated subsidiary	-	33	-	33
Merger-related net gain on carrying value of 39.16%
ownership in LCB	(215)	-	-	-
Reduction in valuation of deferred tax assets included in
income from unconsolidated subsidiary	-	32	-	32
Total adjustments to reported noninterest income to
reconcile to non-GAAP measure	(215)	65	-	65
Adjusted non-interest Income (non-GAAP)	$4,812	$5,357	$1,116	$1,266

Adjusted non-interest expense
Total noninterest expense	$19,461	$17,775	$5,118	$4,835
Adjustments to reported noninterest expense to reconcile to
non-GAAP measure
Defined benefit plan settlement cost included in employee
benefits	(210)	(377)	-	(377)
Merger-related expense for JUVF	(884)	(13)	(259)	(13)
Total adjustments to reported noninterest expense to
reconcile to non-GAAP measure	(1,094)	(390)	(259)	(390)
Adjusted non-interest expense (non-GAAP)	$18,367	$17,385	$4,859	$4,445